Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Jeffrey L. Chastain 713 232 7551	News Release
Media Contact:	Guy A. Cantwell	FOR RELEASE: May 3, 2005
713 232 7647

TRANSOCEAN INC. REPORTS
FIRST QUARTER 2005 RESULTS

HOUSTON--Transocean Inc. (NYSE: RIG) today reported net income for the three months ended March 31, 2005 of $91.8 million, or $0.28 per diluted share, on revenues of $630.5 million. The results compare to net income of $22.7 million, or $0.07 per diluted share, on revenues of $652.0 million, for the corresponding three months in 2004. Net income adjusted(1) for a loss on early debt retirement and a gain associated with the sale of the semisubmersible rig Sedco 600, was $79.7 million, or $0.24 per diluted share for the three months ended March 31, 2005, compared to net income adjusted(1) for a loss on early debt retirement and TODCO initial public offering (IPO)-related items of $49.5 million, or $0.15 per diluted share, for the corresponding three months in 2004.

Effective December 17, 2004, Transocean Inc. deconsolidated TODCO from its consolidated statements of operations and balance sheets and subsequently accounted for its investment in TODCO under the equity method of accounting. Financial results for the three months ended March 31, 2004 reflect the consolidation of TODCO as a business segment.

Robert L. Long, President and Chief Executive Officer of Transocean Inc., stated, “The company has begun 2005 with solid financial performance. Results for the first quarter benefited from the recommencement of operations on the jackup rig Trident 20 and semisubmersible rig Jim Cunningham, as well as the commencement of operations on four semisubmersible rigs that were previously idle. Also, we realized meaningful dayrate increases on four High-Specification Floaters while benefiting from lower than planned operating and maintenance expenses due to the timing of rig maintenance and upgrade programs.

“Of greater importance is the improving outlook for our business. We are seeing a substantial increase in customer rig needs, particularly for floating drilling units. Future quarterly financial performance should benefit from higher average dayrates on a number of our semisubmersibles and drillships, and we expect to sign several term contracts that should secure improved dayrates for several more years. At present, we are in advanced discussions with various customers regarding seven High-Specification Floaters with dayrates ranging from $260,000 to $350,000 per day and contract durations from a single well to several years.”

The company reported that the industry’s Fifth-Generation rig supply remains constrained, the result of deepwater contract opportunities in the U.S. Gulf of Mexico, West Africa, Brazil and emerging regions like India and the Mediterranean Sea. Contract durations for these units are lengthening, as evidenced by the recent contract awards for the company’s semisubmersible rigs Sedco Energy and Deepwater Horizon for two and five years, respectively. This favorable trend is expected to continue through 2006, resulting in higher average dayrates for the company’s fleet. At present, 88% of the company’s Fifth-Generation fleet days are committed to firm contracts in 2005, while 64% of the fleet days are committed in 2006.

The company’s Other Deepwater and Other High-Specification Floaters (harsh environment semisubmersibles) are experiencing higher utilization worldwide, leading to higher dayrates like the recent one-year contract for the Transocean Marianas in the U.S. Gulf of Mexico at $250,000 per day and the one-year contract for the semisubmersible rig Transocean Leader offshore Norway at a dayrate of $245,000 per day.

The company expects higher fleet utilization and average dayrates for its Other Floaters fleet, especially in the U.K. North Sea and the U.S. Gulf of Mexico. Industry dayrates in both regions have improved from approximately $50,000 per day in 2004 to a general range of $100,000 to $160,000 per day at present. Operator needs in these regions are becoming increasingly evident for 2006. Also, BP has just awarded a contract for work offshore Sahkalin Island for the company’s semisubmersible rig Transocean Legend. The contract covers the 2005 through 2007 spring and summer drilling periods and drilling operations are expected to commence in July, 2005 following minor rig modifications in Singapore and mobilization to the drilling location. At present, 57% of the remaining Other Floater Fleet days are under firm contract in 2005, while 17% of the days are committed in 2006.

Finally, among the company’s fleet of Jackup Rigs, utilization remains high and average dayrates continue to experience modest improvement in most regions, with contracting opportunities most prevalent in Asia and the Middle East. Speculative newbuild units, which are due to enter the active fleet in increasing numbers beginning in the second half of 2006, represent a growing concern to the long-term health of the jackup rig business. At present, 76% of the remaining Jackup Rig Fleet days are under firm contract in 2005, while 38% of the days are committed in 2006.

Operating and maintenance expense is expected to increase as improving activity levels lead to higher labor and rig maintenance costs. The company expects operating and maintenance expense for the second quarter of 2005 to be in a range of $415 million to $435 million, reflecting the impact of improvements in activity levels and the timing of planned shipyard and other rig maintenance programs.

Operations Quarterly Review - Revenues for the three months ended March 31, 2005 improved 7% to $630.5 million from revenues of $591.0 million for the Transocean Drilling Segment for the three months ended December 31, 2004. The improvement was primarily due to increased dayrates and activity throughout the company’s fleet of drillships, semisubmersibles and jackup rigs, as well as the return to active service of the jackup rig Trident 20 and semisubmersible rig Jim Cunningham following lengthy repairs resulting from operational incidents during 2004. These improvements in revenue were partially offset by lower integrated services revenues, a scheduled shipyard program for the semisubmersible rig Henry Goodrich, idle time on the semisubmersible rig M.G. Hulme, Jr. and the sale of semisubmersible rig Sedco 600.

Operating income before general and administrative expenses(2) was $161.4 million and field operating income(2) (defined as revenues less operating and maintenance expense) was $241.9 million for the three months ended March 31, 2005. These amounts compared to Transocean Drilling Segment operating income before general and administrative expenses and field operating income for the three months ended December 31, 2004 of $73.9 million and $177.7 million, respectively. The improved results were due primarily to increased revenue during the first quarter of 2005, the gain from the sale of semisubmersible rig Sedco 600 and a 6% decline in operating and maintenance expense in the March 2005 quarter, to $388.6 million, down from $413.3 million for the three months ended December 31, 2004. The lower operating and maintenance expense was the result of a delay in some rig maintenance programs, the reduction in extraordinary repair costs incurred during the final three months in 2004 associated with the operational incidents on the jackup rig Trident 20 and semisubmersible rig Jim Cunningham as well as a major shipyard related to the semisubmersible rig Polar Pioneer and lower expenses pertaining to the reduced level of integrated services activities, partially offset by additional costs resulting from the increased activity during the period. Fleet utilization during the three months ended March 31, 2005 improved to 75%, up from 69% during the three months ended December 31, 2004 and was due significantly to improvements in the company’s Jackup Rig and Other Floaters fleet.  Average dayrates for the three months ended March 31, 2005 increased in the company’s High-Specification Fleet, Other Floaters and Jackup Rig Fleet, resulting in an average fleet dayrate of $96,600, up from $93,900 during the final three months in 2004.

Effective Tax Rate - The company's effective tax rate(3) for the three months ended March 31, 2005 was approximately 16%. The decline from an effective tax rate of approximately 50% at December 31, 2004 was primarily related to improved earnings expectations for the year as a result of the continued improvement in the offshore drilling business. The company estimates its effective tax rate for 2005 to be approximately 16%. The final effective tax rate for the year will depend on a number of factors including the actual geographic mix of income, as well as the occurrences of various discrete events. These factors could cause the rate to vary significantly from current expectations.

Liquidity - Cash flow provided by operations was $176.9 million for the three months ended March 31, 2005 while net debt(4) at March 31, 2005 was $1,783.5 million, a 37% decline from $2,848.5 million at March 31, 2004. During the current quarter, the company redeemed $247.8 million of 6.95% Senior Notes due 2008, utilizing existing cash balances.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. ET on May 3rd. To participate, dial 303-262-2075 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto the company’s website at www.deepwater.com and selecting “Investor Relations.” It may also be accessed via the Internet at www.CompanyBoardroom.com by typing in the company’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. ET on May 3 and can be accessed by dialing 303-590-3000 and referring to the passcode 11028333. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Transocean Fleet Update Information

Drilling rig status and contract information on Transocean Inc.’s offshore drilling fleet has been condensed into a report titled “Transocean Fleet Update,” which is available through the company’s website at www.deepwater.com. The report is located in the “Investor Relations/Financial Reports” section of the website. By subscribing to the Transocean Financial Report Alert, you will be immediately notified when new postings are made to this page by an automated e-mail that will provide a link directly to the page that has been updated. Shareholders and other interested parties are invited to sign up for this service.

Forward-Looking Disclaimer

Statements regarding opportunities and outlook for the company and its fleet, including the company’s Transocean Drilling business segment, rig demand, contracts under discussion, dayrates, utilization, rig capacity constraints, contract duration, operating and maintenance expenses, the effective tax rate, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, effect of strike and other labor relations issues, effect of fire, future financial results, actions by customers and other third parties, the future price of oil and gas and other factors detailed in the company's most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean Inc. is the world's largest offshore drilling contractor with a fleet of 93 mobile offshore drilling units. The company's mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 32 High-Specification Floaters (semisubmersibles and drillships), 24 Other Floaters, 26 Jackup Rigs and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $15 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."

1 Net income adjusted for certain items, a non-GAAP measure, is computed by subtracting from or adding to net income, a GAAP measure, items that occurred during the periods reported and are considered by management to be outside the normal course of operations. A reconciliation for the periods reported may be found in the accompanying schedule titled Non-GAAP Financial Measures and Reconciliations - Adjusted Net Income (Loss) and Diluted Earnings (Loss) Per Share.
2 For a reconciliation of segment operating income before general and administrative expense to field operating income, see the accompanying schedule titled Non-GAAP Financial Measures and Reconciliations - Operating Income (Loss) Before General and Administrative Expense to Field Operating Income (Loss) by Segment.
3 For the analysis of the effective tax rate, see the accompanying schedule titled Effective Tax Rate Analysis.
4 Net Debt is a non-GAAP measure defined as total debt less cash and cash equivalents.

###	05-____

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Operating Revenues
Contract drilling revenues	$600.6	$597.5
Other revenues	29.9	54.5
	630.5	652.0
Costs and Expenses
Operating and maintenance	388.6	412.4
Depreciation	100.7	131.5
General and administrative	18.1	15.1
Gain from sale of assets, net	(20.2)	(3.8)
	487.2	555.2

Operating Income	143.3	96.8

Other Income (Expense), net
Equity in earnings of unconsolidated affiliates	3.1	2.3
Interest income	4.0	2.1
Interest expense	(33.1)	(47.4)
Gain from TODCO Offerings	−	39.4
Loss on retirement of debt	(6.7)	(28.1)
Other, net	(1.1)	1.4
	(33.8)	(30.3)

Income Before Income Taxes and Minority Interest	109.5	66.5
Income Tax Expense	17.5	48.0
Minority Interest	0.2	(4.2)

Net Income	$91.8	$22.7

Earnings Per Share
Basic and Diluted	$0.28	$0.07

Weighted Average Shares Outstanding
Basic	323.6	320.6
Diluted	331.0	324.1

TODCO deconsolidated effective December 17, 2004

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Cash and Cash Equivalents	$420.7	$451.3
Accounts Receivable, net of allowance for doubtful accounts of $16.5 and $16.8 at March 31, 2005 and December 31, 2004, respectively	484.5	442.0
Materials and Supplies, net of allowance for obsolescence of $20.2 and $20.3 at March 31, 2005 and December 31, 2004, respectively	148.5	144.7
Deferred Income Taxes, net	15.3	19.0
Other Current Assets	33.9	52.1
Total Current Assets	1,102.9	1,109.1

Property and Equipment	9,740.7	9,732.9
Less Accumulated Depreciation	2,817.1	2,727.7
Property and Equipment, net	6,923.6	7,005.2

Goodwill	2,251.9	2,251.9
Investments in and Advances to Unconsolidated Affiliates	110.7	109.2
Deferred Income Taxes	39.4	43.8
Other Assets	263.0	239.1
Total Assets	$10,691.5	$10,758.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts Payable	$165.6	$180.8
Accrued Income Taxes	10.4	17.1
Debt Due Within One Year	7.9	19.4
Other Current Liabilities	248.4	213.0
Total Current Liabilities	432.3	430.3

Long-Term Debt	2,196.3	2,462.1
Deferred Income Taxes, net	147.6	124.1
Other Long-Term Liabilities	349.6	345.2
Total Long-Term Liabilities	2,693.5	2,931.4

Commitments and Contingencies

Minority Interest	4.2	4.0

Preference Shares, $0.10 par value; 50,000,000 shares authorized, none issued and outstanding	−	−
Ordinary Shares, $0.01 par value; 800,000,000 shares authorized, 324,824,322 and 321,533,998 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	3.2	3.2
Additional Paid-in Capital	10,771.3	10,695.8
Accumulated Other Comprehensive Loss	(22.8)	(24.4)
Retained Deficit	(3,190.2)	(3,282.0)
Total Shareholders’ Equity	7,561.5	7,392.6
Total Liabilities and Shareholders’ Equity	$10,691.5	$10,758.3

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Cash Flows from Operating Activities
Net income	$91.8	$22.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	100.7	131.5
Stock-based compensation expense	3.1	10.0
Deferred income taxes	4.6	31.3
Equity in earnings of unconsolidated affiliates	(3.1)	(2.3)
Net gain from disposal of assets	(19.9)	(1.9)
Gain from TODCO Offerings	-	(39.4)
Loss on retirement of debt	6.7	28.1
Amortization of debt-related discounts/premiums, fair value adjustments and issue costs, net	(3.2)	(7.6)
Deferred income, net	10.0	(3.3)
Deferred expenses, net	(1.2)	(1.9)
Tax benefit from exercise of stock options	(0.8)	-
Other long-term liabilities	5.2	2.3
Other, net	1.1	(4.8)
Changes in operating assets and liabilities
Accounts receivable	(40.0)	29.8
Accounts payable and other current liabilities	22.9	23.6
Income taxes receivable/payable, net	(5.1)	(2.4)
Other current assets	4.1	(24.5)
Net Cash Provided by Operating Activities	176.9	191.2

Cash Flows from Investing Activities
Capital expenditures	(31.2)	(17.4)
Proceeds from disposal of assets, net	35.5	10.5
Proceeds from TODCO Offerings	-	155.7
Joint ventures and other investments, net	3.1	1.5
Net Cash Provided by Investing Activities	7.4	150.3

Cash Flows from Financing Activities
Repayments on revolving credit agreement	-	(50.0)
Repayments on other debt instruments	(287.4)	(381.6)
Net proceeds from issuance of ordinary shares under
stock-based compensation plans	72.4	14.0
Other, net	0.1	-
Net Cash Used in Financing Activities	(214.9)	(417.6)

Net Decrease in Cash and Cash Equivalents	(30.6)	(76.1)
Cash and Cash Equivalents at Beginning of Period	451.3	474.0
Cash and Cash Equivalents at End of Period	$420.7	$397.9

Transocean Inc.
Fleet Operating Statistics

	Operating Revenues ($ Millions) (1)
	Three Months Ended
Transocean Drilling Segment:	March 31, 2005	December 31, 2004	March 31, 2004
Contract Drilling Revenues
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$192.3	$190.7	$208.5
Other Deepwater Floaters	$125.3	$114.2	$108.1
Other High-Specification Floaters	$50.2	$45.7	$30.6
Total High-Specification Floaters	$367.8	$350.6	$347.2
Other Floaters	$88.2	$71.6	$62.7
Jackups	$126.4	$108.1	$101.5
Other Rigs	$18.2	$23.7	$24.1
Subtotal	$600.6	$554.0	$535.5
Other Revenues
Client Reimbursable Revenues	$18.9	$18.2	$16.6
Integrated Services and Other	$11.0	$18.8	$26.1
Subtotal	$29.9	$37.0	$42.7
Segment Total	$630.5	$591.0	$578.2

TODCO Segment (3)
Contract Drilling Revenues	$-	$72.9	$62.0
Other Revenues
Client Reimbursables	$-	$5.7	$5.0
Delta Towing and Other	$-	$7.3	$6.8
Subtotal	$-	$13.0	$11.8
Segment Total	$-	$85.9	$73.8

Total Company	$630.5	$676.9	$652.0

	Average Dayrates (1) (2)
	Three Months Ended
Transocean Drilling Segment:	March 31, 2005	December 31, 2004	March 31, 2004
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$182,300	$180,100	$191,800
Other Deepwater Floaters	$124,500	$119,400	$101,300
Other High-Specification Floaters	$153,000	$135,700	$115,200
Total High-Specification Floaters	$153,900	$149,000	$143,500
Other Floaters	$71,200	$64,000	$62,800
Jackups	$57,600	$55,800	$51,400
Other Rigs	$45,800	$48,100	$44,200
Segment Total	$96,600	$93,900	$90,200

TODCO Segment (3)	$-	$28,600	$25,700

Total Drilling Fleet	$96,600	$74,200	$71,600

	Utilization (1) (2)
	Three Months Ended
Transocean Drilling Segment:	March 31, 2005	December 31, 2004	March 31,2004
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	90%	89%	92%
Other Deepwater Floaters	75%	69%	78%
Other High-Specification Floaters	91%	92%	73%
Total High-Specification Floaters	83%	80%	83%
Other Floaters	57%	50%	42%
Jackups	94%	81%	83%
Other Rigs	44%	54%	54%
Segment Total	75%	69%	69%

TODCO Segment (3)	-	47%	38%

Total Drilling Fleet	75%	61%	56%

(1)	Certain reclassifications have been made to prior periods to conform to current quarter presentation.
(2)
Average dayrates are defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period.

(3)	TODCO was deconsolidated effective December 17, 2004. Statistics for the TODCO segment are through December 16, 2004 for the three months ended December 31, 2004.

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations
Adjusted Net Income (Loss) and Diluted Earnings (Loss) Per Share
(in US$ millions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004

Adjusted Net Income (Loss)

Net income (loss) as reported	$91.8	$(73.4)	$22.7
Add back (subtract):

After-tax non-cash TODCO tax sharing agreement charge	-	167.1	-
After-tax gain from TODCO offerings	-	(140.0)	(39.4)
After-tax loss on retirement of debt	6.7	48.4	28.1
After-tax gain from sale of Sedco 600	(18.8)	-	-
Tax valuation allowance related to TODCO IPO	-	-	31.0
Stock option vesting resulting from the TODCO IPO	-	-	7.1
Net income as adjusted	$79.7	$2.1	$49.5

Diluted Earnings (Loss) Per Share:

Net income (loss) as reported	$0.28	$(0.23)	$0.07
Add back (subtract):

After-tax non-cash TODCO tax sharing agreement charge	-	0.52	-
After-tax gain from TODCO offerings	-	(0.43)	(0.12)
After-tax loss on retirement of debt	0.02	0.15	0.09
After-tax gain from sale of Sedco 600	(0.06)	-	-
Tax valuation allowance related to TODCO IPO	-	-	0.09
Stock option vesting resulting from the TODCO IPO	-	-	0.02
Net income as adjusted	$0.24	$0.01	$0.15

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations

Operating Income (Loss) Before General and Administrative Expense
to Field Operating Income (Loss) by Segment
(in US$ millions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004

Transocean Drilling Segment
Operating revenue	$630.5	$591.0	$578.2
Operating and maintenance expense	388.6	413.3	333.2
Depreciation	100.7	106.2	107.3
Gain from sale of assets, net	(20.2)	(2.4)	(1.1)
Operating income before general and administrative expense	161.4	73.9	138.8
Add back: Depreciation	100.7	106.2	107.3
Gain from sale of assets, net	(20.2)	(2.4)	(1.1)
Field operating income	$241.9	$177.7	$245.0

TODCO Segment (1)
Operating revenue	$-	$85.9	$73.8
Operating and maintenance expense (2)	-	61.5	79.2
Depreciation	-	20.0	24.2
Gain from sale of assets, net	-	(0.6)	(2.7)
Operating income (loss) before general and administrative expense	-	5.0	(26.9)
Add back: Depreciation	-	20.0	24.2
Gain from sale of assets, net	-	(0.6)	(2.7)
Field operating income (loss)	$-	$24.4	$(5.4)

(1)
Amounts are representative of TODCO's results through December 16, 2004. TODCO was deconsolidated effective December 17, 2004 in connection with the December offering and conversion of the Company's remaining TODCO Class B common stock to Class A common

(2)	Q4 04 and Q1 04 include $6.0 million and $12.3 million, respectively, of operating and maintenance expense that TODCO classified as general and administrative expense.

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations
Total Debt to Net Debt Reconciliations
(in US$ millions)

	As of
	3/31/05	12/31/04	3/31/04
Total Debt to Net Debt Reconciliation
Total Debt	$2,204.2	$2,481.5	$3,246.4
Deduct: Cash and Cash Equivalents	420.7	451.3	397.9
Net Debt	$1,783.5	$2,030.2	$2,848.5

Transocean Inc. and Subsidiaries
Effective Tax Rate Analysis
(in US$ millions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004
Income before Income Taxes and Minority Interest	$109.5	$(54.1)	$66.5
Add back (subtract):
Stock option vesting resulting from the TODCO IPO	-	-	7.1
Loss on retirement of debt	6.7	48.4	28.1
Gain on sale of Sedco 600	(18.8)	-	-
Gain on sale of Sedco 602	-	(0.1)	-
Gain on TODCO offerings	-	(140.0)	(39.4)
Non-cash TODCO tax sharing agreement charge	-	167.1	-
Adjusted Income before Income Taxes and Minority Interest	$97.4	$21.3	$62.3

Income Tax Expense	$17.5	$17.1	$48.0
Add back (subtract):
Valuation allowance related to TODCO offerings	-	(15.1)	(31.0)
Other	-	(0.2)	-
Changes in estimates (1)	(2.2)	16.4	-
Adjusted Income Tax Expense (2)	$15.3	$18.2	$17.0

Effective Tax Rate	16.0%	-31.6%	72.2%

Effective Tax Rate Adjusted	15.7%	85.4%	27.3%

(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events.
Also includes changes in our valuation allowance on our UK net operating loss carryforwards.